Exhibit 99.1
CST Brands, Inc. Declares Cash Dividend on Common Stock

SAN ANTONIO, September 12, 2013 — CST Brands, Inc. (NYSE: CST) announced that earlier today its Board of Directors adopted a quarterly cash dividend policy starting with its first quarterly cash dividend on the company’s common stock in the amount of $0.0625 per share. The dividend is payable on October 15, 2013 to holders of record at the close of business on September 30, 2013.
“We are pleased to announce the first cash dividend to our shareholders,” said Kim Bowers, CST Chairman and Chief Executive Officer. “This dividend is a reflection of the great cash flow generated by our business along with CST’s strong balance sheet since the time of the spin-off from Valero.”
The Board of Directors anticipates declaring this dividend in future quarters on a regular basis; however, future declarations of dividends will be determined by the Board, in its sole discretion, and may be adjusted after giving consideration to, among other things, the financial condition of and outlook for the Company and any particular cash flow and financing needs of the Company.
About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST) is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs nearly 12,000 Team Members at approximately 1,900 locations throughout the Southwestern United States and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell Valero fuels and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. For more information about CST, please visit www.cstbrands.com
Contacts
Investors: Randy Palmer, Director—Investor Relations, 210-692-2160
Media: The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772
Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s most recent Form 10-Q or registration statement on Form 10, as amended and filed with the Securities and Exchange Commission, each as available on the CST Brand’s website at www.cstbrands.com. The dividend policy and each dividend will be subject to the Board’s continuing determination that they are in the best interests of CST’s stockholders and are in compliance with applicable law. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.